CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report on the consolidated financial statements of Cardax, Inc. and Subsidiary dated March 28, 2019 and the inclusion of the reference as “Experts” in the Registration Statement on Form S-1 dated August 14, 2019.

/s/ KBL, LLP

KBL, LLP

New York, NY

August 14, 2019

535 Fifth Avenue, 30th Floor, New York, NY 10017	212-785-9700